Exhibit 99.2

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(amounts in thousands, except share data)

							Kodiak
							Oil & Gas
	Kodiak	BTA		Kodiak	NPE		Pro Forma
	Oil & Gas	Pro Forma		Oil & Gas	Pro Forma		As Further
	Historical	Adjustments		Pro Forma	Adjustments		Adjusted
ASSETS
Current Assets
Cash and cash equivalents	$78,641	$(4,100	)(b)	$74,541	$—		$74,541
Accounts receivable							—
Trade	18,049	—		18,049	—		18,049
Accrued sales revenues	11,952	2,700	(a)	14,652	—		14,652
Commodity price risk management asset	4,978	—		4,978	—		4,978
Inventory, prepaid expenses and other	20,002	944	(a)	20,946	—		20,946
Total Current Assets	133,622	(456)		133,166	—		133,166
Oil and gas properties (full cost method), at cost
Proved oil and gas properties	325,190	119,628	(a)	444,818	225,000	(f)	669,818
Unproved oil and gas properties	184,766	108,477	(a)	293,243	330,900	(f)	624,143
Wells in progress	71,578	17,384	(a)	88,962	35,000	(f)	123,962
Equipment and facilities	4,367	—		4,367	—		4,367
Less-accumulated depletion, depreciation, amortization, accretion and writedowns	(118,732)	—		(118,732)	—		(118,732)
Net oil and gas properties	467,169	245,489		712,658	590,900		1,303,558

Cash held in escrow	17,671	(17,671	)(c)	—	—		—
Commodity price risk management asset	4,788	—		4,788	—		4,788
Property and equipment, net of accumulated depreciation of $522 at September 30, 2011 and $377 at December 31, 2010	1,100	—		1,100	—		1,100
Deferred financing costs, net of amortization of $677 at September 30, 2011 and $83 at December 31, 2010	2,970	4,100	(b)	7,070	11,600	(g)	18,670
Total Assets	$627,320	$231,462		$858,782	$602,500		$1,461,282

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$53,615	$575	(a), (d)	$54,190	$400	(h)	$54,590
Commodity price risk management liability	—	—		—	—		—
Total Current Liabilities	53,615	575		54,190	400		54,590
Noncurrent Liabilities
Credit facilities	55,000	230,542	(e)	285,542	(256,250	)(i)	29,292
Senior notes	—	—		—	550,000	(j)	550,000
Commodity price risk management liability	—	—		—	—		—
Asset retirement obligations	2,556	545	(a)	3,101	900	(f)	4,001
Total Noncurrent Liabilities	57,556	231,087		288,643	294,650		583,293
Total Liabilities	111,171	231,662		342,833	295,050		637,883
Commitments and Contingencies
Stockholders’ Equity:
Common stock - no par value; unlimited authorized Issued and outstanding: 209,331,439 shares at September 30, 2011 and 253,316,523 after pro forma adjustments	586,784	—		586,784	324,950	(k)	911,734
Accumulated deficit	(70,635)	(200	)(d)	(70,835)	(17,500	)(l)	(88,335)
Total Stockholders’ Equity	516,149	(200)		515,949	307,450		823,399
Total Liabilities and Stockholders’ Equity	$627,320	$231,462		$858,782	$602,500		$1,461,282

(a)   Reflects the pro forma allocation of the preliminary purchase price for the October 2011 Acquisition to the acquired assets and liabilities based on the initial fair values, pending completion of our valuation analysis.

(b)   Reflects cash utilized in October 2011 for origination fees and related loan closing costs in connection with the amendment of our first lien credit agreement and record the related asset of $4.1 million.

(c)   To record cash released from escrow that was credited to the purchase price at the closing of the October 2011 Acquisition of $17.7 million.

(d)   Reflects estimated acquisition costs (attorney, accountant and consulting fees) of $200,000 associated with the October 2011 Acquisition. Acquisition costs incurred through September 30, 2011 were approximately $100,000 and are included in the statement of operations within the general and administrative expenses line item of our historical financial statements.

(e)   Reflects long term finance utilization consisting of the first lien credit agreement and the second lien credit agreement of $230.5 million to fund the October 2011 Properties Acquired.

(f)    Reflects the pro forma allocation of the preliminary purchase price for the January 2012 Properties to be Acquired to the acquired assets and liabilities based on the initial fair values, pending completion of our valuation analysis.

(g)   Reflects estimated cash to be utilized for origination fees and related loan closing costs associated with the issuance of notes of approximately $14.1 million. Additionally, to expense all previously capitalized deferred financing costs associated with the second lien credit agreement of approximately $2.5 million.

(h)   Reflects estimated acquisition costs (e.g., attorney, accountant and consulting fees) of $400,000 associated with the January 2012 Properties to be Acquired.

(i)    Reflects repayment of approximately $156.3 million of the outstanding debt under the first lien credit agreement and $100.0 million to extinguish the debt outstanding under the second lien credit agreement using proceeds from the proposed equity offering. Actual uses may vary. See “Use of Proceeds.”

(j)    Reflects long term financing on utilization of the senior notes of $550.0 million primarily used to fund the January 2012 Properties to be Acquired.

(k)   Reflects estimated issuance of 37,500,000 shares of common stock in the proposed equity offering and 6,485,084 shares of common stock to be issued to sellers as part of the consideration for the January 2012 Properties to be Acquired. Pursuant to the January 2012 Properties to be Acquired, we are required to fund $50.0 million of the purchase price in shares of our common stock. The gross proceeds were estimated based on the November 11, 2011 closing price of $7.71 per share. Estimated expenses of approximately $14.2 million related to the equity offering were recorded to reduce common stock.

(l)    Reflects estimated acquisition costs of $400,000 for the January 2012 Properties to be Acquired. Additionally, (i) expense all previously capitalized deferred financing costs associated with the second lien credit agreement of $2.5 million; (ii) expense prepayment amount incurred with the extinguishment of the second lien credit agreement of $3.0 million; (iii) expense costs incurred for origination fees and related loan closing costs associated with the bridge commitment letter of $11.6 million with the assumption that the bridge financing will not be utilized.

See accompanying notes to unaudited pro forma condensed consolidated financial statements

KODIAK OIL & GAS CORP.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011

(amounts in thousands, except share data)

	Kodiak					Kodiak
	Oil & Gas	BTA	NPE	Pro Forma		Oil & Gas
	Historical	Properties	Properties	Adjustments		Pro Forma
		(a)	(b)
Revenues
Oil sales	$62,588	$19,081	$24,918	$—		$106,587
Gas sales	2,387	557	1,048	—		3,992
Total revenues	64,975	19,638	25,966	—		110,579

Operating expenses
Oil and gas production	13,512	2,907	6,252	—		22,671
Depletion, depreciation, amortization and accretion	15,054		—	13,200	(c)	28,254
General and administrative	13,069	—	—	—		13,069
Total expenses	41,635	2,907	6,252	13,200		63,994

Operating income	23,340	16,731	19,714	(13,200)		46,585

Other income (expense)
Gain (loss) on commodity price risk management activities	13,968	—	—	—		13,968
Interest income (expense), net	(598)	—	—	(2,100	)(d)	(2,698)
Other income	920	—	—	—		920
Total other income (expense)	14,290	—	—	(2,100)		12,190

Net income (loss)	$37,630	$16,731	$19,714	$(15,300)		$58,775

Earnings per common share:
Basic	$0.20					$0.25
Diluted	$0.20					$0.25

Weighted average common shares outstanding:
Basic	186,891,361			43,985,084		230,876,445
Diluted	189,951,979			43,985,084		233,937,063

(a)   Operating revenues and direct operating expenses of the October 2011 Properties Acquired for the nine months ended September 30, 2011.

(b)   Operating revenues and direct operating expenses of the January 2012 Properties to be Acquired for the nine months ended September 30, 2011.

(c)   Reflects additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocations.

(d)   Reflects incremental interest expense on acquisition financing, using our first lien credit agreement and the notes. Borrowings of $29.3 million drawn under our the first lien credit agreement and $550.0 million on the notes. The pro forma statement assumes that we issue the notes and do not utilize the bridge financing. Additionally, to record amortization expense of the origination fees and related closing costs associated with obtaining financing for the acquisitions. Interest expense of $34.0 million was capitalized and amortization expense of $2.1 million was recorded.

See accompanying notes to unaudited pro forma condensed consolidated financial statements

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.                                      BASIS OF PRESENTATION

On November 14, 2011, Kodiak Oil & Gas Corp. together with its wholly-owned subsidiary, Kodiak Oil & Gas (USA) Inc. (collectively, the “Company”, “Kodiak” or “Buyer”), entered into separate, definitive purchase and sale agreements (collectively, the “NPE Agreements”) with each of (i) North Plains Energy, LLC, a Delaware limited liability company, and (ii)  Mercuria Bakken, LLC, a Delaware limited liability company (collectively, the “Sellers” or “NPE”), under which Kodiak has agreed to acquire certain oil and gas leaseholds, overriding royalty interests and producing properties located primarily in the State of North Dakota (the “Properties”), and various other related rights, permits, contracts, equipment and other assets, including the assignment and assumption of a rig drilling contract (the “January 2012 Properties to be Acquired”). The effective date for the acquisition of the January 2012 Properties to be Acquired is September 1, 2011.  The closing of the acquisition of the January 2012 Properties to be Acquired is expected to take place on or before January 6, 2012, subject to the satisfaction of customary closing conditions. The aggregate purchase price for the acquisition of the January 2012 Properties to be Acquired is approximately $590 million, subject to adjustment.  Kodiak is required to pay $540 million of the purchase price in cash at closing and the remaining $50 million of the purchase price in shares of its common stock, calculated based upon the volume weighted average share price of Kodiak’s common stock as reported by the New York Stock Exchange during the five trading days prior to the second business day prior to closing.

The cash portion is expected to be funded by available cash balances, borrowings under existing facilities and proceeds from a senior notes offering and a concurrent offering of the Company’s common stock.  The Company has obtained stand-by bridge financing to enable the Company to close the Acquisition to the extent the Company is unable to fund the purchase price and related transaction costs with proceeds from this sale of the senior notes and the concurrent offering of the Company’s common stock.

On September 27, 2011, the Company entered into a definitive purchase and sale agreement (the “BTA Agreement”), between BTA Oil Producers, LLC, a Texas limited liability company (the “Seller or BTA”) for its interests in approximately 13,400 net acres of Williston Basin leaseholds, and related producing properties located primarily in Williams County, North Dakota along with various other related rights, permits, contracts, equipment and other assets (the “October 2011 Properties Acquired”).  The aggregate purchase price for the October 2011 Properties Acquired was approximately $235.6 million, subject to purchase price adjustments calculated as of October 28, 2011 (“Closing Date”).  The effective date for the acquisition of the October 2011 Properties Acquired is August 1, 2011 (the “Effective Date”).

In conjunction with the closing of the acquisition of the October 2011 Properties Acquired, the Company amended and restated its Credit Agreement and its Second Lien Credit Agreement.  The borrowing base under the Amended and Restated Credit Agreement was increased from $110.0 million to $225.0 million and the initial commitment under the Amended and Restated Second Lien Credit Agreement was increased from $55.0 million to $100.0 million.  The Company used the initial cash deposit held in escrow of $17.7 million and the additional $45.0 million from the Amended and Restated Second Lien Credit Agreement and $185.5 million from its Amended and Restated Credit Agreement to close the acquisition of the October 2011 Properties Acquired.

The unaudited pro forma condensed balance sheet presents the acquisitions of the January 2012 Properties to be Acquired and the October 2011 Properties Acquired as if the acquisitions had occurred on September 30, 2011 and the pro forma unaudited statement of operations presents the acquisitions as if they had occurred on January 1, 2010.   These unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have occurred had the acquisitions been effected on the assumed dates. Additionally, future results may vary significantly from the results reflected in the unaudited pro forma consolidated statement of operations due to normal production declines, changes in prices, future transactions, and other factors.  The Company currently has provided a full valuation allowance against net deferred tax assets.  The Company believes that the acquisitions would not result in an immediate change in the Company’s assessment regarding the valuation allowance. As such, no income tax adjustments from the acquisitions have been reflected in the unaudited pro forma financial information.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, our Annual Report on Form 10-K for the year ended December 31, 2010, the Statement of Operating Revenues and Direct Operating Expenses of the October 2011 Properties Acquired by Kodiak Oil & Gas Corp. for the years ended December 31, 2010 and December 31, 2009 and the nine months ended September 30, 2011 (unaudited) and 2010 (unaudited), and the January 2012 Properties to be Acquired by Kodiak Oil & Gas Corp. for the year ended December 31, 2010 and the nine months ended September 30, 2011 (unaudited) and 2010 (unaudited).

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited pro forma condensed consolidated financial statements give effect to the January 2012 Properties to be Acquired and the October 2011 Properties Acquired as if the acquisitions and related financing had occurred as of September 30, 2011 for purposes of the pro forma balance sheet and as of January 1, 2010 for purposes of the pro forma statement of operations.  Additionally, the Company records acquisition costs to general and administrative expenses.  Acquisition costs of approximately $100,000 were incurred through September 30, 2011.

The following purchase price allocation is preliminary and includes significant use of estimates. This preliminary allocation is based on information that was available to management at the time these financial statements were prepared. Management has not yet had the opportunity to complete its assessment of the fair values of the assets acquired and liabilities assumed. Accordingly, the allocation will change as additional information becomes available and is assessed by the Company, and the impact of such changes may be material.

Management was unable to estimate certain assets and liabilities that may be assumed after customary purchase price adjustments to reflect the operation of the assets between the effective date and the closing date.  Additionally, the purchase price and value of assets acquired and liabilities assumed will be measured at the closing date, which has not yet occurred.   The following table summarizes the preliminary purchase price and preliminary estimated values of assets acquired and liabilities assumed in connection with the January 2012 Properties to be Acquired (in thousands):

November 11, 2011
Purchase Price
Consideration Given
Cash from Senior Notes	$540,000
Kodiak Oil & Gas Common Stock (6,485,084 shares)	50,000
Total consideration given	$590,000

Preliminary Allocation of Purchase Price
Proved oil and gas properties	$225,000
Unproved oil and gas properties	330,900
Wells in progress	35,000
Total assets acquired	590,900

Asset retirement obligation	$(900)
Total liabilities acquired	(900)

Net assets acquired	$590,000

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the preliminary purchase price and preliminary estimated values of assets acquired and liabilities assumed of the October 2011 Properties Acquired (in thousands):

October 28, 2011
Purchase Price
Consideration Given
Cash	$17,671
Cash from Credit Facilities	230,542

Total consideration given	$248,213

Preliminary Allocation of Purchase Price
Proved oil and gas properties	$119,628
Unproved oil and gas properties	108,477
Wells in progress	17,384
Total fair value of oil and gas properties acquired	245,489

Working capital	$3,269
Asset retirement obligation	(545)

Net assets acquired	$248,213

Working capital acquired was estimated as follows:
Accounts receivable	2,700
Prepaid drilling costs	754
Crude oil inventory	190
Suspense payable	(375)

Total working capital	$3,269

2.                                      PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED BALANCE SHEET

a.     Reflects the pro forma allocation of the preliminary purchase price for the October 2011 Properties Acquired to the acquired assets and liabilities based on the initial fair values, pending completion of our valuation analysis.

b.     Reflects cash utilized in October 2011 for origination fees and related loan closing costs in connection with the amendment of our first lien credit agreement and record the related asset of $4.1 million.

c.     To record cash released from escrow that was credited to the purchase price at the closing of the October 2011 Properties Acquired of $17.7 million.

d.     Reflects estimated acquisition costs (attorney, accountant and consulting fees) of $200,000 associated with the October 2011 Properties Acquired. Acquisition costs incurred through September 30, 2011 were approximately $100,000 and are included in the statement of operations within the general and administrative expenses line item of our historical financial statements.

e.     Reflects long term finance utilization consisting of the first lien credit agreement and the second lien credit agreement of $230.5 million to fund the October 2011 Properties Acquired.

KODIAK OIL & GAS CORP.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

f.      Reflects the pro forma allocation of the preliminary purchase price for the January 2012 Properties to be Acquired to the acquired assets and liabilities based on the initial fair values, pending completion of our valuation analysis.

g.     Reflects estimated cash to be utilized for origination fees and related loan closing costs associated with the issuance of notes of approximately $14.1 million. Additionally, to expense all previously capitalized deferred financing costs associated with the second lien credit agreement of approximately $2.5 million.

h.     Reflects estimated acquisition costs (e.g., attorney, accountant and consulting fees) of $400,000 associated with the January 2012 Properties to be Acquired.

i.      Reflects repayment of approximately $156.3 million of the outstanding debt under the first lien credit agreement and $100.0 million to extinguish the debt outstanding under the second lien credit agreement using proceeds from the proposed equity offering. Actual uses may vary. See “Use of Proceeds.”

j.      Reflects long term financing on utilization of the senior notes of $550.0 million primarily used to fund the January 2012 Properties to be Acquired.

k.     Reflects estimated issuance of 37,500,000 shares of common stock in the proposed equity offering and 6,485,084 shares of common stock to be issued to sellers as part of the consideration for the January 2012 Properties to be Acquired. Pursuant to the January 2012 Properties to be Acquired, we are required to fund $50.0 million of the purchase price in shares of our common stock. The gross proceeds were estimated based on the November 11, 2011 closing price of $7.71 per share. Estimated expenses of approximately $14.2 million related to the equity offering were recorded to reduce common stock.

l.      Reflects estimated acquisition costs of $400,000 for the January 2012 Properties to be Acquired. Additionally, (i) expense all previously capitalized deferred financing costs associated with the second lien credit agreement of $2.5 million; (ii) expense prepayment amount incurred with the extinguishment of the second lien credit agreement of $3.0 million; (iii) expense costs incurred for origination fees and related loan closing costs associated with the bridge commitment letter of $11.6 million with the assumption that the bridge financing will not be utilized.

3.                                      PRO FORMA ADJUSTMENTS TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a)   Operating revenues and direct operating expenses of the October 2011 Properties Acquired for the nine months ended September 30, 2011.

(b)   Operating revenues and direct operating expenses of the January 2012 Properties to be Acquired for the nine months ended September 30, 2011.

(c)   Reflects additional depletion, depreciation, and amortization expense and accretion expense attributable to the preliminary purchase price allocations.

(d)   Reflects incremental interest expense on acquisition financing, using our first lien credit agreement and the notes. Borrowings of $29.3 million drawn under our the first lien credit agreement and $550.0 million on the notes. The pro forma statement assumes that we issue the notes and do not utilize the bridge financing. Additionally, to record amortization expense of the origination fees and related closing costs associated with obtaining financing for the acquisitions. Interest expense of $34.0 million was capitalized and amortization expense of $2.1 million was recorded.